EQUITABLE HOLDINGS REPORTS THIRD QUARTER 2023 RESULTS
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•Momentum in Retirement1 and Wealth Management leading to combined net inflows of $3.0 billion; modest Asset Management net outflows of $1.9 billion, with active net flows nearly flat in the quarter

•Net income of $1.1 billion, or $3.02 per share

•Non-GAAP operating earnings2 of $413 million, or $1.15 per share; adjusting for notable items3, Non-GAAP operating earnings of $468 million, or $1.30 per share

•Cash generation4 of $1.0 billion year-to-date, on track for $1.3 billion 2023 guidance; cash at the Holding Company increased to $2.0 billion

•Returned $315 million to shareholders during the quarter, bringing year-to-date capital return to $905 million; consistently delivering on the 60-70% payout ratio target

•No material impact from the annual assumption review, underscoring the company’s conservative approach to setting initial assumptions

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New York, NY, October 31, 2023 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the third quarter ended September 30, 2023.
“We reported third quarter non-GAAP operating earnings of $1.15 per share, or $1.30 per share after adjusting for notable items. Adjusted results in the period were up 15% over the prior year quarter with organic growth in our businesses supported by favorable demographic trends and the highest interest rate levels we have seen in over 15 years. In Retirement, we reported another record quarter with $1.5 billion of net inflows driven by our industry-leading spread-based RILA product. In Wealth Management, our fastest growing business, we continue to see strong, organic growth with $1.6 billion of net inflows, or an 8% annualized organic growth rate. In Asset Management, while we were not immune to industry-wide outflows in the quarter, our retail channel delivered net inflows of $1.6 billion, and our institutional pipeline remains robust at $12.5 billion.” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “Our businesses continue to provide an attractive value proposition for investors with diverse sources of earnings driving predictable cash generation of $1.0 billion year-to-date as we remain on track for our $1.3 billion 2023 guidance. This supports our capital management program as we continue to consistently deliver on our payout ratio target of 60-70% of Non-GAAP operating earnings.”
1 Includes Individual Retirement and Group Retirement segments.
2 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
3 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
4 Cash generation is net dividends and distributions to Equitable Holdings from its subsidiaries.

Consolidated Results
	Third Quarter
(in millions, except per share amounts or unless otherwise noted)	2023	2022
Total Assets Under Management/Administration (“AUM/A”, in billions)	$860	$784
Net income attributable to Holdings	1,064	594
Net income attributable to Holdings per common share	3.02	1.54
Non-GAAP operating earnings	413	386
Non-GAAP operating earnings per common share (“EPS”)	1.15	0.99

As of September 30, 2023, total AUM/A was $860 billion, a year-over-year increase of 10%, driven by higher markets over the prior twelve months.
Net income attributable to Holdings for the third quarter of 2023 was $1.1 billion compared to $594 million in the third quarter of 2022.

Non-GAAP operating earnings in the third quarter of 2023 was $413 million compared to $386 million in the third quarter of 2022. Adjusting for notable items5 of $55 million, third quarter 2023 Non-GAAP operating earnings were $468 million or $1.30 per share.

As of September 30, 2023, book value per common share, including accumulated other comprehensive income (“AOCI”), was $0.23. Book value per common share, excluding AOCI, was $28.90.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement (“IR”) reported another record quarter with net inflows of $1.7 billion and first year premiums up 28% over prior year quarter attributable to record demand for spread-based RILA product.
◦Group Retirement (“GR”) reported net outflows of $175 million, primarily due to seasonality in the Company’s industry leading K-12 educators offering, while generating $817 million of gross premiums in the quarter.
◦Investment Management and Research (AllianceBernstein or “AB”)6 reported net outflows of $1.9 billion with active net flows nearly flat and $1.6 billion of net inflows in the Retail channel driven by taxable fixed income and municipals.

◦Protection Solutions (“PS”) reported $756 million in gross written premiums with accumulation-oriented VUL first year premiums and Employee Benefits first year premiums up 1% and 5%, respectively, over the prior year quarter.

◦Wealth Management (“WM”) reported net inflows of $1.6 billion, another quarter of organic growth, supported by a 2% increase in advisor productivity compared to the second quarter of 2023.

◦Legacy (“L”) reported $554 million of net outflows and continues to run-off at $2 to $3 billion per annum.

•Delivering shareholder value:
◦The Company’s Retirement business continues to benefit from higher interest rates with new money yields in its general account of 6.0% compared to an average portfolio yield of 4.3%.

◦The Company has deployed 80% of its initial $10 billion capital commitment to AB’s Private Markets platform. In May the Company made an additional $10 billion commitment and will invest $20 billion cumulatively by 2027, supporting growth in AB’s Private Markets business, which currently has $61 billion in assets under management.

◦The Company is ahead of plan on its productivity and yield enhancement programs and by year end expects to achieve more than $30 million of its $150 million net expense savings target and over $45 million of its $110 million incremental income target for the Company’s general account.
.
•Capital management program:
◦The Company returned $315 million to shareholders in the quarter, including $238 million of share repurchases, which is above the Company’s payout ratio target of 60-70% of Non-GAAP operating earnings and in line after adjusting Non-GAAP operating earnings for notable items7 in the quarter.

6 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
7 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

◦The Company continues to benefit from diverse sources of earnings to drive predictable cash generation with $1.0 billion of net dividends and distributions from its subsidiaries year to date. The Company remains on track to achieve its $1.3 billion cash generation guidance for 2023.

◦The Company reported cash and liquid assets of $2.0 billion at Holdings, which remains above the $500 million minimum target, with a continued focus on maximizing financial flexibility to support consistent capital return.

•Completed annual actuarial assumption review:
◦The Company completed its annual actuarial assumption update resulting in minimal impacts with a $4 million loss to net income and $12 million benefit to non-GAAP operating earnings on a post-tax basis.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q3 2023	Q3 2022
Account value (in billions)	$83.2	$69.7
Segment net flows (in billions)	1.7	1.3
Operating earnings (loss)	210	183
•Account value increased by 19% primarily due to market performance and net inflows over the prior twelve months.
•Net inflows of $1.7 billion in the quarter were higher over the prior year quarter with record sales of $3.8 billion.
•Operating earnings increased from $183 million in the prior year quarter to $210 million, primarily driven by higher net investment income due to higher interest rates and higher SCS asset balances.
•Operating earnings adjusting for notable items8 increased from $193 million in the prior year quarter to $221 million. Notable items of $11 million in the current period reflect the higher tax rate in the quarter and lower net investment income from alternatives and prepayments, partially offset by a favorable assumption update.

Group Retirement

(in millions, unless otherwise noted)	Q3 2023	Q3 2022
Account value (in billions) (1)	$33.8	$39.7
Segment net flows (2)	(175)	(57)
Operating earnings (loss)	105	99
(1) Effective October 3, 2022, AV excludes activity related to ceded AV to Global Atlantic. In addition, roll-forward reflects the AV ceded to Global Atlantic as of the transaction date.
(2) For the three months ended September 30, 2023, net out flows of $172 million are excluded as these amounts are related to ceded AV to Global Atlantic.

•Account value decreased primarily due to the reinsurance transaction with Global Atlantic, which reduced account value by c.$9.4 billion, partially offset by market performance over the prior twelve months.
•Net outflows of $175 million primarily driven by seasonality in the tax-exempt channel with lower premiums from K-12 educators during the summer months.
•Operating earnings increased from $99 million in the prior year quarter to $105 million, primarily due to lower interest credited associated with policies ceded to Global Atlantic partially offset by lower net investment income due to lower assets following the transaction.
8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

•Operating earnings adjusting for notable items9 increased from $107 million in the prior year quarter to $113 million. Notable items of $8 million reflect a higher tax rate in the quarter and lower net investment income from alternatives and prepayments, partially offset by a favorable assumption update.

AllianceBernstein

(in millions, unless otherwise noted)	Q3 2023	Q3 2022
Total AUM (in billions)	$669.0	$612.7
Segment net flows (in billions)	(1.9)	(10.5)
Operating earnings (loss)	99	94
•AUM increased by 9% due to market performance over the prior twelve months.
•Third quarter net outflows of $1.9 billion with total active net outflows of $0.1 billion. Retail net inflows were $1.6 billion, led by taxable fixed income and municipals, partially offsetting institutional net outflows as growth in active equities was offset by outflows in fixed income and passive mandates.

•Operating earnings increased from $94 million in the prior year quarter to $99 million, primarily due to higher base fees on higher average AUM and higher performance fees.

Protection Solutions

(in millions)	Q3 2023	Q3 2022
Gross written premiums	$756	$769
Annualized premiums	79	74
Operating earnings (loss)	34	30
•Annualized premiums increased 7% year-over-year driven by an 8% increase in Life and a 5% increase in Employee Benefits.
•Operating earnings increased from $30 million in the prior year quarter to $34 million, primarily due to higher net investment income, partially offset by higher-than-expected mortality.
•Operating earnings adjusting for notable items10 increased from $53 million in the prior year quarter to $62 million. Notable items of $28 million reflect elevated mortality and lower net investment income from alternatives and prepayments, partially offset by a favorable assumption update.

9 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
10 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q3 2023	Q3 2022
Total AUA (in billions)	$79.4	$68.4
Net Flows (in billions)	1.6	1.1
Operating earnings (loss)	40	22
•AUA increased by 16% due to market performance and net inflows over the last twelve months.
•Net inflows of $1.6 billion in the quarter with focus on driving higher-fee advisory AUA.
•Operating earnings increased from $22 million in the prior year quarter to $40 million, primarily due to higher advisory fees on higher average asset balances and increased interest income from sweep accounts.

Legacy

(in millions)	Q3 2023	Q3 2022
Account value (in billions)	$20.9	$20.9
Net Flows (1)	(554)	(499)
Operating earnings (loss)	41	50
(1) Net flows excluded as it relates to AV ceded to Venerable for the discrete periods of September 30, 2023 and September 30, 2022 were $(263) million and $(312) million, respectively.

•Account value was flat year-over-year with expected net outflows offset by positive market performance over the prior twelve months.
•Net outflows of $554 million were in line with expectations as this business continues to run-off at $2 billion to $3 billion per annum.
•Operating earnings decreased from $50 million in the prior year quarter to $41 million, primarily due lower net investment income as the business continues to run off.
•Operating earnings adjusting for notable items11 decreased from $53 million in the prior year quarter to $41 million. Notable items of $0 million in the current period reflect lower net investment income from alternatives and prepayments and a higher tax rate in the quarter, offset by a favorable assumption update.

Corporate and Other (“C&O”)
Operating loss of $116 million in the third quarter increased from an operating loss of $92 million in the prior year quarter, primarily driven by higher interest credited partially offset by higher net investment
11 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

income, lower policyholder benefits and lower expenses compared to the prior year quarter. Operating loss after adjusting for notable items12 increased from $84 million in the prior year quarter to $109 million.
12 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended September 30,
(in millions)	2023	2022
Non-GAAP Operating Earnings	413	$386
Post-tax Adjustments related to notable items:
Individual Retirement	12	9
Group Retirement	9	9
Investment Management and Research	—	—
Protection Solutions	36	19
Corporate & Other	8	12
Wealth Management	—	—
Legacy	3	3
Notable items subtotal	67	51
Less: impact of actuarial assumption update	(12)	1
Non-GAAP Operating Earnings, less Notable Items	$468	$438

Impact of notable items by item category:

	Three Months Ended September 30,
(in millions)	2023	2022
Non-GAAP Operating Earnings	413	$386
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	(4)	—
Mortality	43	12
Expenses	—	30
Net Investment Income	24	11
Subtotal	63	53
Post-tax impact of Notable Items	67	51
Less: impact of actuarial assumption update	(12)	1
Non-GAAP Operating Earnings, less Notable Items	$468	$438

Impact of Notable Items by segment and corporate & other:

Three Months Ended 9/30/2023	IR	GR	AB	PS	WM	L	C&O	Consolidated
Non-GAAP Operating Earnings	210	105	99	34	40	41	(116)	413
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	(9)	—	—	5	(4)
Mortality	—	—	—	43	—	—	—	43
Expenses	—	—	—	—	—	—	—	—
Net Investment Income	2	5	—	10	—	2	5	24
Pre-tax Subtotal	2	5	—	44	—	2	9	63
Tax adjustment	9	4	—	(7)	—	—	(2)	4
Post-tax impact of Notable Items	12	9	—	36	—	3	8	67
Impact of Actuarial Assumption Update	(1)	—	—	(9)	—	(3)	—	(12)
Non-GAAP Operating Earnings, less Notable Items	221	113	99	62	40	41	(109)	468
					0
Three Months Ended 9/30/2022	IR	GR	AB	PS	WM	L	C&O	Consolidated
Non-GAAP Operating Earnings	183	99	94	30	22	50	(92)	386
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	—	—	—	—	—
Mortality	—	—	—	12	—	—	—	12
Expenses	2	6	—	5	—	—	17	30
Net Investment Income	1	3	—	4	—	1	2	11
Pre-tax Subtotal	3	9	—	21	—	1	19	53
Tax adjustment	6	-0	—	(2)	—	1	(7)	(2)
Post-tax impact of Notable Items	9	9	—	19	—	3	12	51
Impact of Actuarial Assumption Update	1	—	—	3	—	—	(3)	1
Non-GAAP Operating Earnings, less Notable Items	193	107	94	53	22	53	(84)	438

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET on November 1, 2023 to discuss its third quarter 2023 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Third Quarter 2023 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,300 employees and financial professionals, $860 billion in assets under management and administration (as of 9/30/2023) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Erik Bass
(212) 314-2476
IR@equitable.com

Media Relations
Sophia Kim
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of plateauing or decreasing economic growth and geopolitical conflicts and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, Non-GAAP operating earnings per share and Adjusted Operating Margin at AB. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and a decrease of deferred tax valuation allowance.
In the third quarter 2023, the Company updated its operating earnings measure to exclude the impact of the annual actuarial assumption update attributable to LFPB as the majority of the earnings volatility attributable to these assumption updates relate to the Company’s Legacy and non-business segment products and as such do not represent the Company’s ongoing revenue generating activities or future business strategy, and impedes comparability of operating results period over period. Non-GAAP Operating Earnings were favorably impacted by this change in the amount of $61 million for the three and nine months ended September 30, 2023, respectively. The presentation of operating earnings in prior periods was not revised to reflect this modification because the impact to those periods was immaterial.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.

We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net income (loss) attributable to Holdings	$1,064	$594	$2,000	$2,091
Adjustments related to:
Variable annuity product features (4)	(1,380)	(675)	(584)	(2,322)
Investment (gains) losses	411	333	554	890
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	8	19	26	57
Other adjustments (1) (2)	91	50	198	455
Income tax expense (benefit) related to above adjustments	183	58	(40)	194
Non-recurring tax items (3)	36	7	(936)	13
Non-GAAP Operating Earnings	$413	$386	$1,218	$1,378

_______________
(1)Includes certain gross legal expenses related to the cost of insurance litigation and claims related to a commercial relationship of $0 million and $35 million for the three and nine months ended September 30, 2023, respectively and $2 million and $168 million for the three and nine months ended September 30, 2022, respectively. Includes policyholder benefit costs of $75 million for the nine months ended September 30, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. Includes the impact of unfavorable annual actuarial assumptions updates related to LFPB of $61 million for the three and nine months ended September 30, 2023. Prior period impact was immaterial and was not revised.
(2)Includes Non-GMxB related derivative hedge losses of ($16) million and ($7) million for the three and nine months ended September 30, 2023, respectively and ($28) million and ($68) million for the three and nine months ended September 30, 2022, respectively.
(3) For the three and nine months ended September 30, 2023, non-recurring tax items reflect primarily the effect of uncertain tax positions for a given audit period and an increase to the tax valuation allowance of $20 million and a decrease of $970 million, respectively.
(4)Includes the impact of favorable assumption updates of $40 million for the three and nine months ended September 30, 2023. Includes the impact of unfavorable assumption updates of $204 million for the three and nine months ended September 30, 2022.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and nine months ended September 30, 2023 and 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
(per share amounts)	2023	2022	2023	2022
Net income (loss) attributable to Holdings (1)	$3.06	$1.58	$5.62	$5.45
Less: Preferred stock dividend	0.04	0.04	0.15	0.14
Net Income (loss) available to common shareholders	3.02	1.54	5.47	5.31
Adjustments related to:
Variable annuity product features (5)	(3.97)	(1.79)	(1.64)	(6.06)
Investment (gains) losses	1.18	0.88	1.56	2.32
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.02	0.05	0.07	0.15
Other adjustments (2) (3)	0.27	0.14	0.55	1.20
Income tax expense (benefit) related to above adjustments	0.53	0.15	(0.11)	0.51
Non-recurring tax items (4)	0.10	0.02	(2.63)	0.03
Non-GAAP Operating Earnings	$1.15	$0.99	$3.27	$3.46

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(1)For periods presented with a net loss, basic shares are used for EPS.
(2)The legal accruals impact per common share is $0.00 and $0.10 for the three and nine months ended September 30, 2023, respectively and $0.01 and $0.44 for the three and nine months ended September 30, 2022, respectively. Includes policyholder benefit costs of $0.20 for the nine months ended September 30, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. Includes the impact of unfavorable annual actuarial assumptions updates related to LFPB of $0.18 and $0.17 for the three and nine months ended September 30, 2023. Prior period impact was immaterial and was not revised.
(3)Includes Non-GMxB related derivative hedge losses of ($0.05) and ($0.02) for the three and nine months ended September 30, 2023, respectively and $(0.07) and $(0.18) for the three and nine months ended September 30, 2022, respectively.
(4)For the three and nine months ended September 30, 2023, non-recurring tax items per common share reflect primarily the effect of uncertain tax positions for a given audit period and a decrease of the deferred tax valuation allowance of $0.06 and $2.73, respectively.
(5)Includes the impact of favorable assumption updates of $0.11 and $0.67 for the three and nine months ended September 30, 2023. Includes the impact of unfavorable assumption updates of $0.54 and $0.53 million for the three and nine months ended September 30, 2022.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	September 30, 2023	December 31, 2022
Book value per common share	$0.23	$(0.44)
Per share impact of AOCI	28.67	24.63
Book Value per common share, excluding AOCI	$28.90	$24.19

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)
REVENUES
Policy charges and fee income	$599	$603	$1,781	$1,873
Premiums	267	259	823	744
Net derivative gains (losses)	615	199	(1,143)	2,216
Net investment income (loss)	1,071	842	3,097	2,357
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(65)	(267)	(145)	(266)
Other investment gains (losses), net	(346)	(65)	(409)	(624)
Total investment gains (losses), net	(411)	(332)	(554)	(890)
Investment management and service fees	1,217	1,179	3,579	3,731
Other income	266	242	775	797
Total revenues	3,624	2,992	8,358	10,828
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	693	629	2,107	2,020
Remeasurement of liability for future policy benefits	49	20	46	54
Change in market risk benefits and purchased market risk benefits	(817)	(491)	(1,772)	(144)
Interest credited to policyholders’ account balances	556	378	1,520	1,001
Compensation and benefits	593	568	1,742	1,682
Commissions and distribution-related payments	405	368	1,178	1,184
Interest expense	55	51	171	148
Amortization of deferred policy acquisition costs	165	148	472	436
Other operating costs and expenses	450	496	1,339	1,613
Total benefits and other deductions	2,149	2,167	6,803	7,994
Income (loss) from continuing operations, before income taxes	1,475	825	1,555	2,834
Income tax (expense) benefit	(340)	(177)	677	(578)
Net income (loss)	1,135	648	2,232	2,256
Less: Net income (loss) attributable to the noncontrolling interest	71	54	232	165
Net income (loss) attributable to Holdings	1,064	594	2,000	2,091
Less: Preferred stock dividends	14	14	54	54
Net income (loss) available to Holdings’ common shareholders	$1,050	$580	$1,946	$2,037

Earnings Per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)
Earnings per common share
Basic	$3.03	$1.55	$5.49	$5.35
Diluted	$3.02	$1.54	$5.47	$5.32
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	346.4	374.5	354.4	380.6
Weighted average common stock outstanding for diluted earnings per common share (1)	348.0	376.8	355.9	382.9

(1)Due to net loss for the nine months ended September 30, 2022 approximately 2.3 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$210	$183	$644	$572
Group Retirement	105	99	301	354
Investment Management and Research	99	94	297	331
Protection Solutions	34	30	23	137
Wealth Management	40	22	114	78
Legacy	41	50	146	170
Corporate and Other (1)	(116)	(92)	(307)	(264)
Non-GAAP Operating Earnings	$413	$386	$1,218	$1,378

(1)Includes interest expense and financing fees of $54 million and $51 million for the three and nine months ended September 30, 2023, and 2022 respectively.

Select Balance Sheet Statistics

	September 30, 2023	December 31, 2022
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$103,305	$97,378
Separate Accounts assets	117,577	114,853
Total assets	260,252	252,702

LIABILITIES
Long-term debt	$3,820	$3,322
Future policy benefits and other policyholders' liabilities	16,647	16,603
Policyholders’ account balances	91,912	83,866
Total liabilities	256,335	249,106

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(9,802)	(8,992)
Total equity attributable to Holdings	$1,642	$1,401
Total equity attributable to Holdings' common shareholders (ex. AOCI)	9,882	8,831

Assets Under Management (Unaudited)

	September 30, 2023	December 31, 2022
	(in billions)
Assets Under Management
AB AUM	$669.0	$646.4
Exclusion for General Account and other Affiliated Accounts	(69.8)	(66.8)
Exclusion for Separate Accounts	(39.3)	(38.2)
AB third party	$559.9	$541.4

Total company AUM
AB third party	$559.9	$541.4
General Account and other Affiliated Accounts (1) (3) (4)	103.3	97.4
Separate Accounts (2) (3) (4)	117.6	114.9
Total AUM	$780.8	$753.6

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(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of September 30, 2023 and March 31, 2023, Separate Account and General Account AUM is inclusive of $11.7 billion and $51 million as well as $12.3 billion and $54 million, respectively. Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-K.
(4) As of September 30, 2023 and December 31, 2022, Separate Account is exclusive of $5.9 billion and $5.6 billion & General Account AUM is exclusive of $3.7 billion and $3.9 billion, respectively, Account Value ceded to Global Atlantic. For additional information on the Global Atlantic transaction see MD&A - Executive Summary “Global Atlantic Reinsurance Transaction" within the 10-K.